Exhibit 10.4

DEMAND PROMISSORY NOTE

Issuance Date: April 29, 2009

Effective Date: November 6, 2007

Chicago, Illinois

FOR VALUE RECEIVED, Atlantica, Inc., a Utah corporation (the “Debtor”), promises to pay to the order of Mirabella Holdings, LLC, a Delaware limited liability company (the “Holder”), the aggregate amount that the Holder may from time to time, in its sole discretion, advance to the Debtor (any such amount that is advanced is referred to as a “Loan” and, collectively, as the “Loans”), together with interest on the outstanding principal amount at the rate set forth below, all as further provided in this demand promissory note (this “Note”).  This Note is being issued by the Debtor on the Issuance Date set forth above, but is intended to be effective as of November 6, 2007 and apply to all Loans made by the Holder to the Debtor since the Effective Date.

1.

Repayment.  The Debtor shall repay the principal amount outstanding under this Note, together with all accrued and unpaid interest hereon, in full ON DEMAND.  Such principal and interest may be prepaid in full at any time, or in part from time to time, without prepayment premium or penalty.  Any Loan or payment of principal under or pursuant to this Note and the principal balance of the Loans may be recorded by the Lender on the grid annexed hereto, which recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to so record any such information shall not affect the obligations of the Debtor in respect of this Note.

2.

Interest.  Interest shall accrue on the unpaid principal amount of each Loan from the date of the advance giving rise to such Loan, at a rate of 10% per annum, compounded quarterly.  Any payment of principal shall be accompanied by a payment of all interest accrued on the principal amount being paid.

3.

Payments.  All payments under this Note shall be made to Holder in United States Dollars in immediately available funds, at the office of the Holder at its address as set forth on the books and records of the Debtor, or such other place as the Holder shall designate to the Debtor in writing.  All amounts payable hereunder shall be made without set-off or counterclaim.

4.

Waiver of Presentment, Etc.  The Debtor hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note.

5.

Expenses.  The Debtor agrees to reimburse the Holder for any costs or expenses, including, but not limited to, attorneys’ fees, incurred in connection with collection or enforcement by the Holder of any of its rights under this Note, whether suit be brought or not.

6.

Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York that apply to contracts made and performed entirely in such state.

7.

Headings.  The Section and other headings contained in this Note are inserted for convenience of reference only and will not affect the meaning or interpretation of this Note.

[The next page is the signature page]

The Debtor has executed and delivered this Demand Promissory Note on the Issuance Date first written above.

ATLANTICA, INC.

By: /s/Shelley Goff

       Name:  Shelley Goff

       Title:  Secretary & Chief Financial Officer